Exhibit 23.7

PAUL L. MARTIN, P.E.
REGISTERED MINING ENGINEER
Nevada #010607
606 S. Osprey Dr.
Post Falls, ID 83854
Phone (208) 777-8992; weinidaho@aol.com

Consent of Contributor to Technical Report

Attention: Corporate Finance
United States Securities and Exchange Commission
Attention: Corporate Finance

Goldrich Mining Company
3412 Lincoln Drive
Spokane, Washington 99203 USA

I, Paul L. Martin, Professional Mining Engineer, of 606 S. Osprey Dr., Post Falls, Idaho, 83854, contributed to the Technical Report: "Evaluation of the Chandalar, Alaska Mining Property", (hereafter known as the "Report"). The Report was prepared for Goldrich Mining Company on May 5, 2008, and was produced by Robert Murray, James Barker, and Jeffrey O. Keener, and the Report lists me as a contributor of the "Conceptual Economic Scoping Study" to the Report.

My contribution to the Report was the preparation of a Conceptual Economic Scoping Study using the mineral resources developed in the report (for Canadian NI 43-101 reporting purposes). The Conceptual Economic Scoping Study is an "Order-of-Magnitude" Economic Evaluation and is not compliant (does not meet the criteria) of the United States Securities and Exchange Commission (hereafter known as USSEC) Industry Guide 7 for the preparation of Technical and Economic Study Requirements or reporting of Mineral Resources. The Conceptual Economic Scoping Study confirms the potential for an economic project, but the Scoping Study recommends that the resources be converted to reserves with the completion of an in-fill drilling program, permitting of the property and the completion of a positive Pre-Feasibility Study (NI-43-101) or positive Feasibility Study (USSEC Industry Guide 7) for economic and legal mineral extraction.

If deemed as acceptable by the USSEC, I hereby consent to the filing of the Conceptual Economic Scoping Study contained in the Report in the public files of the USSEC for use in I 0KSB and/or S-1 or S-3 filings with the USSEC, and to any use of and reference to the subject matter of the Report. I also consent to the use of my name as a contributor of the Report.

I hereby certify that there is no reason to believe that there are any misrepresentations in information derived in the Report, or that the written disclosure in the Report contains any misrepresentations.

Dated this day, August 1, 2008

Paul L. Martin, P.E.
Professional Mining Engineer

PROFESSIONAL ENGINEER - STATE OF NEVADA
PAUL L. MARTIN
MINING
No. 10607

8/2/08 EXP. 12/31/09